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                                                                    EXHIBIT 11.1

                               AHL SERVICES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)




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
                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                          1996              1997            1998
Income Applicable to Common Stock
  Income before extraordinary charges                    $2,171           $ 6,419          $13,123
  Extraordinary charges, net of taxes                        --              (385)              --
                                                         ------           -------          -------
  Net income                                             $2,171           $ 6,034          $13,123
                                                         ======           =======          =======

Weighted Average Shares
  Common shares                                           8,353            10,707           13,820
  Common share equivalents applicable to
  stock options and warrant outstanding                      80               253              599
                                                         ------           -------          -------

Weighted average common and common
  equivalent shares outstanding during
  the period                                              8,433            10,960           14,419
                                                         ------           -------          -------

Per Share Amount
 Basic
  Income before extraordinary charges                    $ 0.26           $  0.60          $  0.95
  Extraordinary charges, net of taxes                        --             (0.04)              --
                                                         ------           -------          -------
  Net income                                             $ 0.26           $  0.56          $  0.95
                                                         ======           =======          =======

Diluted
 Income before extraordinary charges                     $ 0.26           $  0.59          $  0.91
 Extraordinary charges, net of taxes                         --             (0.04)              --
                                                         ------           -------          -------

 Net income                                              $ 0.26           $  0.55          $  0.91
                                                         ======           =======          =======

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